Exhibit 99.1
Contacts: Paul Arling (UEI) 714.820.1000
Kirsten Chapman (IR Agency) 415.433.3777
Universal Electronics Reports Record First Quarter 2007 Financial Results
- Net Sales of $66.0 Million Grew 22% Compared to First Quarter 2006 -
- Operating Income of 6.2 million Nearly Doubled Compared to First Quarter 2006 -
CYPRESS, CA — May 3, 2007 — Universal Electronics Inc. (UEI), (NASDAQ: UEIC) announced financial results for the first quarter ended March 31, 2007.
      “Our strong results demonstrate our long-standing strategy is aligned with current industry trends,” stated Paul Arling, the company’s chairman and chief executive officer. “We believe we are remarkably well-positioned to capitalize on the world-wide industry growth trends. The continued conversion from analog to digital and the HDTV and DVR hardware upgrade cycles are driving our sales. We reported record first quarter revenue of $66.0 million, reflecting growth across all facets of the business. Given first quarter record performance coupled with projected industry growth, we are increasing annual guidance today.”
First Quarter 2007 Financial Results Compared to First Quarter 2006
•	Net sales were $66.0 million, compared to $54.2 million.
•	The Business Category contributed 76 percent of the total revenue and the Consumer Category contributed 24 percent, compared to 79 percent and 21 percent for Business and Consumer Categories, respectively.
•	Gross margins were 36.9 percent, compared to 34.1 percent, reflecting the shift in product mix.
•	Operating income was $6.2 million, approximately double $3.1 million.
•	Net income was $4.6 million, or $0.31 per diluted share, compared to $2.1 million, or $0.15 per diluted share.
Financial Outlook
     For the second quarter of 2007, revenue is expected to range between $67 million and $71 million, compared to $52.4 million in the second quarter of 2006. We expect Business Category sales to range from $55.5 million to $58.5 million and Consumer Category sales to range from $10.5 million to $13.5 million. Gross margins for the second quarter of 2007 are expected to be approximately 35.5 percent of sales plus or minus one point. GAAP earnings per diluted share, including approximately $650,000 of compensation expense relating to stock options, are expected to range from $0.28 to $0.32. This compares to $0.17 per diluted share in the second quarter of 2006.

     For the full year 2007, total revenue is expected to range between $275 million and $285 million, reflecting growth of 17 percent to 21 percent over last year. Business Category revenue is now expected to range between $210 million and $220 million, with Consumer Category revenue expected to range between $60 million and $70 million. GAAP EPS is expected to be between $1.25 per diluted share and $1.35 per diluted share, compared to $0.94 per diluted share for 2006, representing 33 percent to 44 percent growth.
UEI’s Recent Highlights:
•	NewWave Communications, Inc. selected UEI’s Active Support technical call center to handle the overflow of inbound video repair calls for its customers.
•	Unveiled the seamless integration of NevoSL™ with the SpeakerCraft, Inc. MODE Jukebox music server, allowing all MODE Jukebox users to access music files and control functions using NevoSL.
•	Launched Cricket ™ Kids Remote making home entertainment safer for children by using simple parental content control
•	Unveiled the UEI remote extender product, designed to enhance home entertainment control by converting any existing infrared remote to a radio frequency remote.
•	Announced three collaborations:
•	With VIZIO, Inc. to supply universal remote control solutions for its newest line of MAXIMVS large format plasma televisions;

•	With iMerge ltd to integrate NevoSL and the iMerge S3000 SoundServer enabling complete audio/visual and digital media control for the networked home;

•	With Denon Electronics, LLC to develop advanced remote controls for the new Denon receivers and home entertainment systems to be distributed globally in early 2007.
•	UEI featured new remotes at the CES powered by Z-Wave® technology which provides one-touch control of the home environment.
Conference Call Information:
UEI’s management team will hold a conference call today, Thursday May 3, 2007 at 1:30 p.m. Pacific Time to review quarter-end results and hold a question and answer session for callers. To participate call 1-800-622-9917 ten minutes prior to start time. International dialers call 1-706-645-0366. The live call can also be accessed via the Internet through Universal’s Web site at www.uei.com. If you are unable to participate, a replay will be available for two business days following the call. To access, please dial 1-800-642-1687 and international 706-645-9291, reservation number 5422366. The webcast replay will be available at www.uei.com.
About Universal Electronics
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems. The company’s broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. UEI also delivers complete home control solutions in the professional custom installation market under the brand name Nevo®, as well as software solutions for digital media control and enjoyment in the consumer and OEM markets under the brand SimpleCenter™.

Safe Harbor Statement
Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those expressed herein are the following: the failure of the company to continue experiencing the increased demand for our products in connection with the continued conversion from analog to digital, HDTV upgrades, and the growth trends in DVR and HDTV and subscription broadcasting as we anticipate; the failure of the industry trends regarding termpering seasonality to materialize as believed by management; the growth of, acceptance of, and the demand for our products and technologies, including new products and our home connectivity line of products and software, including the NevoSLTM and Z-Wave® powered controller not materializing as we believe; the possible dilutive effect our stock based compensation programs may have on our EPS and stock price; our inability to deliver the new products and our home connectivity line of products and software at the time and in the quantities we anticipate; the relationships with our customers not expanding as we anticipate, including that as announced with respect to NewWave Communications, inc., VIZIO, Inc., iMerge ltd, and Denon Electronics, LLC; and other factors listed from time to time in our press releases and SEC filings. All forward looking statements included in this release are based upon information we have as of the date of this release and we undertake no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
- Tables Follow-

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$78,213	$66,075
Accounts receivable, net	50,934	51,867
Inventories, net	25,875	26,459
Prepaid expenses and other current assets	3,045	2,722
Income tax receivable	2,735	—
Deferred income taxes	3,024	3,069

Total current assets	163,826	150,192

Equipment, furniture and fixtures, net	6,044	5,899
Goodwill	10,668	10,644
Intangible assets, net	5,443	5,587
Other assets	231	221
Deferred income taxes	6,098	6,065

Total assets	$192,310	$178,608

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$25,048	$20,153
Accrued sales discounts/rebates	3,779	4,498
Accrued income taxes	—	4,483
Accrued compensation	3,787	7,430
Other accrued expenses	6,324	7,449

Total current liabilities	38,938	44,013

Deferred income taxes	1,114	103
Accrued income taxes	6,629	—
Other long term liabilities	258	275

Total liabilities	46,939	44,391

Stockholders’ equity:
Common stock	178	175

Paid-in capital	100,556	94,733
Accumulated other comprehensive income	3,531	2,759
Retained earnings	72,981	68,514
Common stock held in treasury	(31,875)	(31,964)

Total stockholders’ equity	145,371	134,217

Total liabilities and stockholders’ equity	$192,310	$178,608

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006

Net sales	$66,019	$54,173

Cost of sales	41,678	35,685

Gross profit	24,341	18,488

Research and development	2,322	1,846

Selling, general and administrative expenses	15,833	13,512

Operating expenses	18,155	15,358

Operating income	6,186	3,130

Interest income, net	588	272

Other income (expense), net	94	(161)

Income before income taxes	6,868	3,241

Provision for income taxes	(2,231)	(1,105)

Net income	$4,637	$2,136

Earnings per share:
Basic	$0.33	$0.16

Diluted	$0.31	$0.15

Shares used in computing earnings per share:
Basic	14,130	13,643

Diluted	14,908	14,240